Exhibit 99.1

            Guess?, Inc. Reports First Quarter 2004 Financial Results

     - First Quarter Earnings Increase to $0.02 Per Share From Loss Of $0.13
                     Per Share in First Quarter Last Year -

    LOS ANGELES, April 29 /PRNewswire-FirstCall/ -- Guess?, Inc. (NYSE: GES) today reported financial results for the first quarter ended March 27, 2004.

    First Quarter Results
    For the first quarter ended March 27, 2004, the Company reported net earnings of $0.8 million, or diluted earnings of $0.02 per share, compared to a net loss of $5.8 million, or a diluted loss of $0.13 per share, for the first quarter ended March 29, 2003.
    Paul Marciano, Co-Chairman and Co-Chief Executive Officer commented, "Guess? achieved improved operating performance in the first quarter. The 12.8% increase in same store sales coupled with a significant margin increase and a lower S,G&A expense rate resulted in a $10.7 million improvement in operating income for the period, with our retail and wholesale segments contributing the greatest gains. We have maintained a clear focus on our inventory management and cost control as we continue to grow our revenue base through store expansion and same store sales increases. We remain optimistic about Guess?'s prospects for 2004 and the long term."
    Total net revenue for the first quarter of 2004 increased 9.9% to $153.3 million from $139.6 million in the first quarter of 2003. The Company's retail stores, including those in Canada, generated revenues of $99.5 million in the 2004 first quarter, a 19.0% increase from $83.7 million, as reported in the same period a year ago. Comparable store sales increased 12.8% during the first quarter of 2004 from the year-ago period. Net revenue from the Company's wholesale segment decreased 4.8% to $42.9 million in the first quarter of 2004 from $45.0 million in the same year-ago period. Licensing segment net revenue was $10.9 million in both the 2004 and 2003 first quarters.

    April 2004 Comparable Store Sales
    The Company's April 2004 fiscal month began on March 28, 2004 and will end on May 1, 2004. Based on current sales trends, we expect April comparable store sales to increase in the mid-teens on a percentage basis.

    The Company will hold a conference call at 4:30 pm (ET) on April 29, 2004 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the "Investor's Info" link from the "Guess, Inc." section of the site. The webcast will be archived on the website.

    Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products.

    Except for historical information contained herein, certain matters discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued availability of sufficient working capital, the successful integration of new stores into existing operations, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), possible cancellations of wholesale orders, the success of competitive products, and the availability of adequate sources of capital. In addition to these factors, the economic and other factors identified in the Company's most recent annual report on Form 10-K for the fiscal year ended December 31, 2003 including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company's other public documents.

    For further information, please contact: Carlos Alberini, President & Chief Operating Officer, +1-213-765-3582, or Frederick G. Silny, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc.; or Wendi Kopsick of Kekst and Company, +1-212-521-4800, for Guess?, Inc.


                          Guess?, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)

                                              Three Months Ended
                                      March 27,               March 29,
                                         2004                    2003
                                    $           %           $         %
    Net revenue:
      Product sales             $142,405      92.9%     $128,722     92.2%
      Net royalties               10,940       7.1%       10,862      7.8%
                                 153,345     100.0%      139,584    100.0%

    Cost of product sales        100,815      65.7%       98,235     70.4%

    Gross profit                  52,530      34.3%       41,349     29.6%

    Selling, general and
     administrative expenses      49,921      32.6%       49,424     35.4%

    Earnings (loss)
     from operations               2,609       1.7%       (8,075)    (5.8%)

    Other (income) expense:
      Interest expense             1,385       0.9%        2,088      1.5%
      Interest income               (102)     (0.1%)         (25)       --
      Other, net                      --         --          (15)       --

    Earnings (loss) before
     income taxes (benefit)        1,326       0.9%      (10,123)    (7.3%)

    Income taxes (benefit)           570       0.4%       (4,350)    (3.2%)

    Net earnings (loss)             $756       0.5%      $(5,773)    (4.1%)

    Net earnings (loss)
     per share:

      Basic                        $0.02                  $(0.13)

      Diluted                      $0.02                  $(0.13)

    Weighted number of
     shares outstanding:

      Basic                       43,760                  43,140

      Diluted                     44,361                  43,140


                          Guess?, Inc. and Subsidiaries
                            Consolidated Segment Data
                                  (in thousands)
                                   (Unaudited)

                                                       Three Months Ended
                                                   March 27,      March 29,
                                                     2004           2003

    Net revenue:
      Retail operations                              $99,524        $83,662
      Wholesale operations                            42,881         45,060
      Licensing operations                            10,940         10,862
                                                    $153,345       $139,584

    Earnings (loss) from operations:
      Retail operations                              $(1,678)       $(6,494)
      Wholesale operations                             4,097            260
      Licensing operations                             8,983          8,920
      Corporate overhead                              (8,793)       (10,761)
                                                      $2,609        $(8,075)


                          Guess?, Inc. and Subsidiaries
                Selected Condensed Consolidated Balance Sheet Data
                                  (in thousands)
                                   (Unaudited)

                                         March 27,  December 31,  March 29,
                                           2004        2003        2003
                          ASSETS

    Cash and cash equivalents             $45,724     $67,163      $9,036

    Restricted cash                         4,260       4,509          --

    Receivables, net                       51,118      32,602      49,303

    Inventories, net                       81,044      83,530      90,976

    Other current assets                   25,433      22,840      29,218

    Property and equipment, net           109,988     114,403     124,284

    Other assets                           37,261      37,718      32,841

      Total Assets                       $354,828    $362,765    $335,658

           LIABILITIES AND STOCKHOLDERS' EQUITY

    Current installments of notes
     payable and long-term debt           $15,124     $13,931     $14,412

    Other current liabilities              89,328      96,944      76,662

    Notes payable and long-term debt,
     excluding current installments        50,349      54,161      69,480

    Other liabilities                      15,820      14,947      13,648

    Stockholders' equity                  184,207     182,782     161,456

       Total Liabilities and
        Stockholders' Equity             $354,828    $362,765    $335,658


                          Guess?, Inc. and Subsidiaries
                      Condensed Consolidated Cash Flow Data
                                  (in thousands)
                                   (Unaudited)

                                                     Three Months Ended
                                                   March 27,      March 29,
                                                     2004           2003

    Net cash used in operating activities           $(17,449)      $(21,256)

    Net cash used in investing activities             (2,666)        (4,165)

    Net cash (used in) provided by
     financing activities                             (1,278)         2,547

    Effect of exchange rates on cash                     (46)           157

    Net decrease in cash and cash equivalents        (21,439)       (22,717)

    Cash and cash equivalents at the
     beginning of the year                            67,163         31,753

    Cash and cash equivalents at the
     end of the period                               $45,724         $9,036

    Supplemental information:

    Depreciation and amortization                     $8,708         $8,678

    Rent                                              15,161         14,376


                          Guess?, Inc. and Subsidiaries
                                Retail Store Data
                                   (Unaudited)

                                                        Three Months Ended
                                                     March 27,     March 29,
                                                        2004          2003

    Number of stores at the beginning
     of the year                                         265            249

      Store openings                                       1             --

      Store closures                                      (7)            (3)

    Number of stores at the end of the period            259            246

    Total store square footage at the
     end of the period                             1,342,000      1,262,000

SOURCE  Guess?, Inc.
    -0-                             04/29/2004
    /CONTACT: Carlos Alberini, President & Chief Operating Officer, +1-213-765-3582, or Frederick G. Silny, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc.; or Wendi Kopsick of Kekst and Company, +1-212-521-4800, for Guess?, Inc./
    /Web site:  http://www.guess.com /
    (GES)

CO:  Guess?, Inc.
ST:  California
IN:  TEX REA FAS
SU:  ERN CCA